EXHIBIT 99.1

               Amerin Corporation Adopts Stockholder Rights Plan

         Chicago, IL -- October 8, 1998 Amerin Corporation (NASDAQ:AMRN) announced today that its Board of Directors has adopted a Stockholder Rights Plan.

         Under the plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock held by stockholders of record at the close of business on October 20, 1998. Each Right will entitle the holder to purchase, upon the occurrence of certain events, one one-hundredth of a share of preferred stock for $105.

         The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 15% or more of the Company's common stock.

         Under certain circumstances, the new Rights are redeemable at a price of $0.01 per right. The Rights will expire on October 7, 2008.

         Amerin provides private mortgage insurance to leading mortgage originators. The company's products are discount Borrower-Paid Mortgage Insurance and Lender-Paid Mortgage Insurance. Amerin's approach to sales and underwriting reduces the cost of its insurance and offers operating efficiencies to mortgage lenders and their borrowers. Home buyers who make down payments of less than 20 percent of the value of the home are usually required by the mortgage lender to qualify and pay for mortgage insurance on their mortgage loans. If the homeowner defaults on the loan, mortgage insurance pays the lender or the owner of the loan for its losses up to a specified coverage amount.

                                       ###